EXHIBIT 99.2
HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP
CONTACT: WILLIAM W. HODGE
PHONE: (864) 225-6232
FACSIMILE: (864) 225-4421



                              FOR IMMEDIATE RELEASE

                   HAMPSHIRE GROUP, LIMITED ANNOUNCES SALE OF
                         HAMPSHIRE INVESTMENTS, LIMITED

     Anderson, SC, October 8, 2003...Hampshire Group, Limited (NASDAQ: HAMP) today announced that it has sold certain assets of Hampshire Investments, Limited, a subsidiary of Hampshire Group, to K Holdings, L.L.C., a company controlled by Ludwig Kuttner, Chairman and Chief Executive Officer of Hampshire Group, for a purchase price consisting of 250,000 shares of Hampshire Group Common Stock and that it had sold all of the Common Stock of Hampshire Investments to an investor group including Mr. Kuttner, Peter Woodworth, a Director of Hampshire Group, and Charles Clayton, Treasurer of Hampshire Group, for a purchase price consisting of 450,000 shares of Hampshire Group Common Stock. The Company had previously announced in August that it was considering the possible disposition of Hampshire Investments, Limited.

     Hampshire Group said that it would incur a loss from discontinued operations of approximately $6,500,000 as a result of the two transactions.

     Hampshire Group said that the two transactions had been approved by the Special Committee of the Hampshire Group Board of Directors, consisting of the four independent directors, which had been established by the Board of Directors to dispose of the assets and Hampshire Investments Common Stock. The Special Committee said that it had retained Shattuck Hammond Partners L.L.C., investment bankers, to advise the Special Committee with respect to the disposition. Shattuck Hammond delivered an opinion to the Special Committee that the consideration for the assets and Hampshire Investments Common Stock was fair to Hampshire Group from a financial point of view.

     Hampshire Group, Limited is an apparel company whose principal products are men's and women's sweaters and related separates.
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          "Cautionary Disclosure Regarding Forward-Looking Statements"

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in its Form 10-K and other Security and Exchange Commission filings which attempt to advise interested parties of the factors which affect the Company's business.